Exhibit 99.1

For More Information:

CCG Investor Relations 10960 Wilshire Blvd, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 ext 103 Crocker Coulson, President crocker.coulson@ccgir.com	Excelligence Learning Corporation 2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP, General Counsel & Secretary varora@excelligencemail.com

FOR IMMEDIATE RELEASE

EXCELLIGENCE LEARNING CORPORATION ANNOUNCES

TERMINATION OF SEC INVESTIGATION

MONTEREY, Calif., September 28, 2006 – Excelligence Learning Corporation (OTC: LRNS.PK) announced today that it had received written notification from the San Francisco District Office of the Securities and Exchange Commission that the previously announced SEC investigation into the restatement of the Company’s financial statements for the year ended December 31, 2004 and quarter ended March 31, 2005 and related matters has been terminated and that no enforcement action against Excelligence has been recommended to the Commission.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators and parents by providing quality educational products and programs for children from infancy to 12 years of age. With its proprietary product offerings, a multi-channel distribution strategy and extensive management expertise, the Company aims to foster children’s early childhood and elementary education. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels primarily to early childhood professionals and, to a lesser extent, consumers. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. Those parties then resell the products either as a fundraising device for the benefit of a particular school, student program or other community organization, or as a service project to the school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.